EXHIBIT 99.1

Smith-Midland Reports Third Quarter 2023 Financial Results

Revenue Increased 31% to $15.7 Million; Backlog Remains Strong Over $60 Million

MIDLAND, VA – November 9, 2023 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality, proprietary and patented precast concrete products and systems announced its third quarter results for the period ended September 30, 2023.

Third Quarter 2023 Summary

•	Revenue increased 31 percent from the prior year quarter to $15.7 million
•	Product sales increased 54 percent from the third quarter of 2022 to $10.9 million
•	Gross margin of 22.9%, a 550 basis point increase from the prior year quarter
•	Net income of $1.3 million compared to $5,000 in the third quarter of 2022
•	Selected by Maryland Transportation Authority for $6.8 million architectural panel project for the Baltimore Harbor Tunnel
•	Awarded $1.6 million contract for rental of J-J Hook barrier for I-64 Hampton Roads Express Lanes project

“Our strong third quarter results reflect the underlying strength of our business coupled with the favorable tailwinds within the industry from increased public and private infrastructure and construction spending. This quarter represents our fourth consecutive quarter of double-digit, year-over-year revenue growth, and our highest quarterly net income since the third quarter of 2021,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Demand for our specialized, innovative product offerings remains high, and our success in converting the increased levels of bidding activity into secured contracts has expanded and continues to drive our strong backlog of $60.2 million.”

“We are highly optimistic about our prospects for next year thanks to our internal initiatives to increase our sales funnel and the multiple tailwinds across our industry. Overall, we are well-positioned to generate further top and bottom-line growth, and ultimately deliver long-term value to our shareholders.”

Third Quarter 2023 Results

The Company reported 2023 third quarter revenues of $15.7 million compared to revenues of $12.0 million in the third quarter of 2022. Product sales for the current quarter were $10.9 million, a 54 percent increase from the prior year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, was $4.8 million compared to $4.9 million in the third quarter of 2022.

Gross profit was $3.6 million compared to $2.1 million in the prior year quarter. Gross margin for the quarter increased to 22.9% compared to 17.4% in the previous year’s quarter, due primarily to greater proprietary product sales which carry higher margins than non-proprietary products.

Operating income for the quarter was $1.5 million compared to $4,000 in the prior year quarter. Net income for the third quarter was $1.3 million, or $0.24 per diluted share, compared to net income of $5,000, or $0.00 on a diluted share basis in the third quarter of 2022.

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Product Sales

Total product sales for the third quarter of 2023 were $10.9 million compared to $7.1 million in the prior year quarter. Soundwall sales were $2.4 million compared to $0.8 million in the third quarter of 2022 due to higher production volumes at the North Carolina and South Carolina plants related to larger soundwall projects than in the prior periods. SlenderWall sales were $2.3 million, compared to $11,000 in the third quarter of 2022, due to two projects being produced this year compared to the completion of a single project in 2022. Miscellaneous wall sales were $1.4 million, essentially unchanged from the prior year quarter. Barrier sales were $1.4 million compared to $0.8 million in the second quarter of 2022, due primarily to increased production at all three manufacturing facilities related to large barrier projects. Easi-Set and Easi-Span Building Sales were $1.2 million compared to $1.5 million in the prior year quarter.

Service Revenue

Service revenue which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $4.8 million, compared to $4.9 million in the third quarter of 2022. Shipping and installation revenue was $3.1 million compared to $2.7 million in the prior year’s third quarter. The increase is mainly attributable to higher shipping and installation activity for barrier rental projects. Royalty income was $0.8 million for both the third quarter of 2023 and the third quarter of 2022. Barrier rental revenue for the third quarter of 2023 was $0.8 million compared to $1.4 million in the prior year quarter, although the Company experienced increase project activity towards the end of the quarter.

Balance Sheet and Liquidity

As of September 30, 2023, cash totaled $5.8 million compared to cash totaling $6.7 million for the year ended December 31, 2022. Account receivables totaled $16.8 million and debt totaled $5.9 million as of September 30, 2023. Capital spending totaled $1.1 million for the third quarter of 2023.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2023 compared to 2022. Infrastructure initiatives across the United States continue to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. Inflationary pressures still remain, particularly across labor and materials costs, and the Company continues to manage these input costs while attracting and retaining skilled labor. Backlog was approximately $60.2 million as of November 1, 2023. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

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Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

ASSETS	September 30, 2023 (Unaudited)	December 31, 2022
Current assets
Cash	$5,849	$6,726
Accounts receivable, net
Trade - billed (less allowance for credit losses of approximately $792 and $781, respectively), including contract retentions	16,842	16,223
Trade - unbilled	1,244	990
Inventories, net
Raw materials	1,965	1,776
Finished goods	2,243	2,042
Prepaid expenses	1,274	706
Refundable income taxes	476	477

Total current assets	29,893	28,940

Property and equipment, net	27,412	25,124

Other assets	349	249

Total assets	$57,654	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(continued)

LIABILITIES AND STOCKHOLDERS' EQUITY	September 30, 2023 (Unaudited)	December 31, 2022
Current liabilities
Accounts payable - trade	$5,476	$5,816
Accrued expenses and other liabilities	1,182	799
Deferred revenue	2,153	2,243
Accrued compensation	774	788
Accrued income taxes	235	146
Operating lease liabilities	42	77
Current maturities of notes payable	627	618
Customer deposits	2,436	737

Total current liabilities	12,925	11,224

Deferred revenue	3,552	2,174
Operating lease liabilities	13	45
Notes payable - less current maturities	5,260	5,730
Deferred tax liability	2,086	2,085

Total liabilities	23,836	21,258

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,348,189 and 5,345,189 issued and 5,257,413 and 5,256,413 outstanding, respectively	54	53
Additional paid-in capital	7,701	7,440
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	26,165	25,664

Total stockholders' equity	33,818	33,055

Total liabilities and stockholders' equity	$57,654	$54,313

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine months Ended September 30,
	2023	2022	2023	2022
Revenue
Product sales	$10,898	$7,076	$29,842	$19,714
Barrier rentals	784	1,369	2,604	4,816
Royalty income	822	833	1,827	2,031
Shipping and installation revenue	3,147	2,678	8,918	9,083

Total revenue	15,651	11,956	43,191	35,644

Cost of goods sold	12,074	9,874	35,662	28,683

Gross profit	3,577	2,082	7,529	6,961

Operating expenses
General and administrative expenses	1,187	1,229	4,420	3,797
Selling expenses	888	849	2,533	2,236

Total operating expenses	2,075	2,078	6,953	6,033

Operating income (loss)	1,502	4	576	928

Other income (expense)
Interest expense	(64)	(69)	(192)	(187)
Interest income	6	3	17	9
Gain on sale of assets	53	29	252	94
Other income	16	26	72	208

Total other income (expense)	11	(11)	149	124

Income (loss) before income tax expense (benefit)	1,513	(7)	725	1,052

Income tax expense (benefit)	247	(12)	160	256

Net income (loss)	$1,266	$5	$565	$796

Basic and diluted earnings (loss) per common share	$0.24	$0.00	$0.11	$0.15

Weighted average number of common shares outstanding:
Basic	5,256	5,231	5,256	5,230
Diluted	5,299	5,286	5,294	5,281

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Unaudited)

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2022	5,345,189	53	(40,920)	(102)	7,440	25,664	33,055

Stock-Based Compensation Expense	—	—	—	—	85	—	85

Adoption of ASU 2016-13	—	—	—	—	—	(63)	(63)

Net income (loss)	—	—	—	—	—	80	80

Balance, March 31, 2023	5,345,189	$53	(40,920)	$(102)	$7,525	$25,681	$33,157

Stock-Based Compensation Expense	—	—	—	—	86	—	86

Net income (loss)	—	—	—	—	—	(782)	(782)

Balance, June 30, 2023	5,345,189	$53	(40,920)	$(102)	$7,611	$24,899	$32,461

Restricted Stock Issued	3,000
Stock-Based Compensation Expense	—	1	—	—	90	—	91

Net income (loss)	—	—	—	—	—	1,266	1,266

Balance, September 30, 2023	5,348,189	$54	(40,920)	$(102)	$7,701	$26,165	$33,818

Balance, December 31, 2021	5,353,095	$53	(40,920)	$(102)	$6,935	$24,864	$31,750

Stock-Based Compensation Expense	—	—	—	—	126	—	126

Net income (loss)	—	—	—	—	—	(119)	(119)

Balance, March 31, 2022	5,353,095	$53	(40,920)	$(102)	$7,061	$24,745	$31,757

Stock-Based Compensation Expense	—	—	—	—	126	—	126

Net income (loss)	—	—	—	—	—	910	910

Balance, June 30, 2022	5,353,095	$53	(40,920)	$(102)	$7,187	$25,655	$32,793

Stock-Based Compensation Expense	—	—	—	—	126	—	126

Net income (loss)	—	—	—	—	—	5	5

Balance, September 30, 2022	5,353,095	$53	(40,920)	$(102)	$7,313	$25,660	$32,924

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SMITH-MIDLAND CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$565	$796
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,795	2,127
(Gain) loss on sale of assets	(252)	(94)
Allowance for credit losses	(53)	—
Stock-based compensation expense	261	379
Deferred taxes	—	(5)
(Increase) decrease in
Accounts receivable - billed	(630)	(3,163)
Accounts receivable - unbilled	(254)	161
Inventories, net	(390)	(1,139)
Prepaid expenses and other assets	(685)	(104)
Refundable income taxes	1	235
Increase (decrease) in
Accounts payable - trade	(340)	2,506
Accrued expenses and other liabilities	383	(230)
Deferred revenue	1,288	227
Accrued compensation	(14)	(444)
Accrued income taxes	89	(1,918)
Deferred buy-back lease obligation	—	(2,851)
Customer deposits	1,699	184
Net cash provided by (used in) operating activities	3,463	(3,333)
Cash flows from investing activities:
Purchases of property and equipment	(4,131)	(3,739)
Deferred buy-back asset	—	1,909
Proceeds from the sale of property and equipment	252	103
Net cash provided by (used in) investing activities	(3,879)	(1,727)
Cash flows from financing activities:
Proceeds from long-term borrowings	—	2,805
Repayments of long-term borrowings	(461)	(429)
Net cash provided by (used in) financing activities	(461)	2,376
Net increase (decrease) in cash	(877)	(2,684)
Cash
Beginning of period	6,726	13,492
End of period	$5,849	$10,808

Supplemental Cash Flow Information:
Cash payments for interest	$192	$187
Cash payments for income taxes	$6	$2,179
Capital expenditures included in accounts payable	$2,625	$1,340

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